Exhibit 10.23

RALCORP HOLDINGS, INC.

RETIRED EXECUTIVE SURVIVOR BENEFIT PLAN

(Amended and Restated Effective as of October 1, 2005)

RALCORP HOLDINGS, INC.
RETIRED EXECUTIVE SURVIVOR BENEFIT PLAN
(Amended and Restated Effective as of October 1, 2005)

7.3 Expenses	9
7.4 Conclusiveness of Action	9
7.5 Liability of Committee	9

RALCORP HOLDINGS, INC.
RETIRED EXECUTIVE SURVIVOR BENEFIT PLAN
(Amended and Restated Effective as of October 1, 2005)

ARTICLE I
NAME AND PURPOSE

1.1  History and Effective Date

Ralcorp Holdings, Inc. (the “Company”) previously adopted the Ralcorp Holdings, Inc. Executive Life Insurance Plan, which is hereby amended, restated and renamed the Ralcorp Holdings, Inc. Retired Executive Survivor Benefit Plan (as amended from time to time the “Plan”), effective October 1, 2005.

1.2  Purpose

The purpose of the Plan is to provide survivor benefits for certain retired executives of the Company and its subsidiaries to secure the good will, loyalty and efficiency of the covered executives, and to attract and retain in the employ of the Company persons of outstanding competence.

1.3  Scope of the Plan

The Plan is intended to be an unfunded welfare plan maintained by the Company for the purpose of providing benefits for a select group of management or highly compensated employees, pursuant to Section 104(a)(3) of the Employee Retirement Income Security Act of 1974 (ERISA) and Labor Department regulation Section 2520.104-24 thereunder, or any statutory or regulatory provisions that may hereafter replace such sections. No Participant shall be required or permitted to make contributions to the Plan.

ARTICLE II
ADMINISTRATION

2.1  Committee

The Corporate Governance and Compensation Committee (the “Committee”) of the Board of Directors of the Company shall be the administrator of the Plan.

2.2  The Committee’s Powers and Duties

The Committee shall have such powers and duties as may be necessary to discharge its functions hereunder including, but not limited to, the following:

(a) to make such rules and regulations as may be required to carry out the provisions of the Plan or to facilitate the operations of the Plan;

(b) to construe and interpret the Plan, to decide all questions of eligibility and to determine the amount, manner and time of payment of any benefits hereunder;

(c) to make a determination as to the right of any person to a benefit;

(d) to obtain from the Company and from Participants such information as shall be necessary for the proper administration of the Plan and, when appropriate, to furnish such information to other persons entitled thereto;

(e) to authorize one or more agents to make any payment on behalf of the Company, to appoint agents and clerks, and to employ such professional services, including legal, medical, accounting and actuarial, as may be required in carrying out the provisions of the Plan; and

(f) to keep all such books of account, records and other data as may be necessary for the proper administration of the Plan.

All determinations and actions by the Committee pursuant to the terms of the Plan and any rules or regulations thereunder shall be binding upon all Participants and their Beneficiaries.

ARTICLE III
PARTICIPATION

3.1  Participation in the Plan

A corporate officer, and any other person designated by a Chief Executive Officer and approved by the Committee, shall become a “Participant” upon retirement from performing services as a common law employee of the Company and its subsidiaries if, at the time of retirement, the individual:

(a)   participates in a Company-sponsored group life plan with coverage at least one times earnings; and

(b)   either

(i)   has a combination of age and years of service totaling at least 80; or

(ii)  satisfies one of the following two requirements:

(1) if the individual was hired by the Company prior to October 1, 2005, the individual was at least age 55 and had at least two (2) years of service; or

(2) if the individual was hired by the Company on or after October 1, 2005, the individual was at least age 55 and had at least ten (10) years of service.

3.2  Service

For purposes of Section 3.1, only service with the Company, or a subsidiary of the Company while a subsidiary, will be recognized to determine if an individual is a Participant. Service with a subsidiary of the Company prior to becoming a subsidiary will not be recognized to determine if an individual is a Participant. An individual will cease to be a Participant if his service with the Company or a subsidiary of the Company terminates by reason of divestiture, spin-off or other disposition of a subsidiary, division or other business unit of the Company.

ARTICLE IV
SURVIVOR’S BENEFITS

4.1  Survivor’s Benefits

Upon the death of a Participant, the Company shall pay to the Participant’s Beneficiary, within sixty (60) days after the date of the Participant’s death, a single sum cash payment in the gross amount that will net the Beneficiary, after reduction for estimated income taxes as described in the formula below, an amount equal to fifty percent (50%) of the Participant’s Benefit Earnings (defined in Section 4.2).

Expressed as a formula, the amount of the payment shall equal P in the formula:

P = a ÷ (l - r), where

a = 50% of the Participant’s Benefit Earnings, and

r = the estimated net blended federal, state and local income tax rate applicable to the Beneficiary, based on the highest such rates in effect for a married individual filing a joint return for the year the payment is made and living in the Beneficiary’s state and locality of residence.

4.2  Benefit Earnings

A Participant’s “Benefit Earnings” shall mean the Participant’s regular pay, bonuses, and incentive amounts that may be paid or deferred, including any pretax contribution made to any benefit plan, for the last calendar year preceding the year of the Participant’s termination or retirement in which the Participant had a full twelve (12) months of earnings, but excluding any tax gross-up or other amount added to income specifically to cover the cost of taxation of any compensation.

4.3  Determinations

All determinations necessary in calculating benefits under this Plan, including the applicable net blended tax rate and Benefit Earnings, shall be made by the Committee in its sole discretion, and all such determinations shall be binding and conclusive on all parties.

ARTICLE V
PAYMENT OF BENEFITS

5.1  Beneficiary

The “Beneficiary” shall be the person or persons designated from time to time by a Participant, upon a form made available by the Committee for such purpose or in such form satisfactory to the Committee, to receive an amount payable with respect to the Participant. In the event that no such designation shall have been made or the person so designated shall have predeceased the Participant, such amount shall be paid to the Participant’s estate. A Participant may at any time change his beneficiary designation by filing prior to such Participant’s death, written notice of such change with the Committee in the manner set forth in this Section 5.1.

5.2  Proof of Death or Disability

The Committee may require proof of death of a Participant and evidence of the right of a Beneficiary to receive the benefit with respect to a deceased Participant.

5.3  Payment to Person under a Disability

If any amount payable with respect to a Participant is payable to a minor or incompetent or to a person incapable of handling the disposition of his property, the Committee may pay such amount to the guardian, legal representative or person having the care and custody of such Beneficiary. The Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to payment of such amount. Such payment shall completely discharge the Committee and the Company from all liability with respect to such amount.

5.4  Payment by the Company

All payments to Beneficiaries shall be made by the Company.

ARTICLE VI
FUNDING THE PLAN

6.1  Unfunded Obligation

All amounts payable pursuant to this Plan are an unfunded obligation of the Company. Nothing herein contained shall require the Company to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to this obligation. Title to and beneficial ownership of any policies of insurance purchased or funds invested by the Company, including the proceeds, income and profits therefrom, which the Company may make to fulfill its obligations under this Plan shall at all times remain in the Company.

ARTICLE VII
MISCELLANEOUS

7.1  Non-Assignability of Benefits

No amount payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any benefit under this Plan, whether presently or thereafter payable, shall be void. To the extent permitted by law, no benefit under this Plan shall in any manner be subject to garnishment, attachment, execution, or other legal process or be liable for, or subject to the debts or liability of any Participant or Beneficiary.

7.2  Claims Procedure

A Participant or Beneficiary or other person who feels he is entitled to a benefit or right under the Plan (hereinafter referred to as “Claimant”) may make a claim, i.e., a request for benefits under this Plan, pursuant to the Committee’s procedures.

(a)  Company Action. The Company shall, within 90 days after its receipt of a claim, make its determination. However, if special circumstances require an extension of time for processing the claim, the Company shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished, and shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim.

In the event the claim is denied, the Company shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in Subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his last known address, which statement shall contain the following:

(i) the specific reason or reasons for the Adverse Benefit Determination;

(ii) a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;

(iii) a description of any additional material or information that is necessary for the Claimant to perfect the claim;

(iv) an explanation of why that material or information is necessary; and

(v) an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.

(b) Procedures for Appealing an Adverse Benefit Determination. Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his authorized representative, may request, in writing, that the Committee review his claim and may request to appear before the Committee for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he shall be barred and estopped from appealing the Company’s Adverse Benefit Determination. Any appeal shall be filed with the Committee at the address prescribed by the Committee, and it shall be considered filed on the date it is received by the addressee. In deciding any appeal, the Committee shall act in its capacity as a named fiduciary.

The Claimant shall have the rights to:

(i) submit written comments, documents, records and other information relating to the claim for benefits;

(ii) request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his claim for benefits.

(c) Response on Appeal. Within 60 days after receipt by the Committee of a written application for review of a Claimant’s claim, the Committee shall notify the Claimant of its decision by delivery or by certified or registered mail to his last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee shall so notify the Claimant of its decision not later than 90 days after receipt of such application.

In the event the Committee’s decision on appeal is adverse to the Claimant, the Committee shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the Adverse Benefit Determination on Appeal;

(ii) reference to specific plan provisions on which the benefit determination is based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(d) Definition. As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.

(e) A Claimant may bring a legal action with respect to a claim only if (i) all procedures described above have been exhausted, and (ii) the action is commenced within ninety (90) days after a decision on review is furnished.

7.3  Expenses

All expenses of the Committee with respect to the Plan shall be paid by the Company.

7.4  Conclusiveness of Action

Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.

7.5  Liability of Committee

In connection with any action or determination, the Committee shall be entitled to rely upon information furnished by the Company or its subsidiaries. To the extent permitted by law, the Company shall indemnify the Committee against any liability or loss sustained by reasons of any act or failure to act in his administrative capacity, if such act or failure to act does not involve willful misconduct. Such indemnification of the Committee shall include attorneys’ fees and other costs and expenses reasonably incurred in defense of any action brought against the Committee by reason of any such act or failure to act.

7.6  Power to Amend Plan

(a) The power to amend, modify or terminate this Plan at any time is reserved to the Committee, except that a Chief Executive Officer of the Company may make amendments to resolve ambiguities, supply omissions and cure defects, any amendments deemed necessary or desirable to comply with federal tax law or regulations to avoid adverse tax consequences, and any other amendments deemed necessary or desirable, which shall be reported to the Committee. Any amendment made in accordance with this Section 7.6 is binding upon all Participants and their Beneficiaries, the Trustee, the Committee and all other parties in interest. The Company reserves the right to assign its rights and obligations under this Plan to a third party.

(b) Notwithstanding anything to the contrary:

(i) The nature and scope of coverage for any actively employed Participant will not be reduced or terminated unless coverage is reduced or terminated for all actively employed Participants;

(ii) The nature and scope of coverage for retired Participants will not be changed to their detriment unless mandated by law.

(iii) Following a Change in Control (as defined in the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees), the nature and scope of coverage may not be diminished or terminated with respect to any individual who was a corporate officer or other person designated by a Chief Executive Officer and approved by the Committee, as of the date a Change in Control occurred.

7.7   Applicable State Law

 This Plan shall be construed in accordance with the laws of the State of Missouri.

7.8   No Guarantee of Employment

 Nothing contained in this Plan shall be construed as a contract of employment between a Company or a subsidiary and any Participant, or as a right of any Participant to be continued in the employment of his Employer.

7.9   No Rights Under Plan Except as Set Forth Herein.  Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

7.10  Withholding of Taxes.  The Committee shall cause taxes to be withheld from any amount distributed hereunder as required by law, and shall comply with all reporting requirements applicable to amounts deferred and distributed under this Plan.

7.11  Severability.  If any provision of this Plan is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purposes of the parties in entering into this Plan.

7.12  No Examination or Accounting

  Neither this Plan nor any action taken thereunder shall be construed as giving any persons the right to an accounting or to examine the books or affairs of the Company.

7.13  Other Terms and Conditions

  The Company may impose such other lawful terms and conditions on an employee’s participation in this Plan as it shall deem desirable.